Exhibit 3

AMENDMENT OF

VOTING AGREEMENT

          This AMENDMENT OF VOTING AGREEMENT (the “Amended Agreement”) is made and entered into as of November __, 2004, by and among The Robert Mondavi Corporation, a California corporation (the “Company”) and Robert G. Mondavi, R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger (together, the “Shareholders”).

          WHEREAS, the Shareholders have executed a Voting Agreement dated as of August 20, 2004, by and among the Company and the Shareholders (the “Voting Agreement”) pursuant to which the Shareholders agreed to vote all shares of Class A Common Stock, no par value, and all shares of Class B Common Stock, no par value, of the Company that are beneficially owned by them in favor of a proposed merger of the Company with and into The Robert Mondavi Corporation, a wholly owned subsidiary of the Company incorporated in Delaware, and the related Agreement and Plan of Merger dated August 20, 2004;

          WHEREAS, the Company has entered into an Agreement and Plan of Merger dated November 3, 2004, by and among Constellation Brands, Inc., a Delaware corporation (“Constellation”), RMC Acquisition Corp., a California corporation and a wholly owned subsidiary of Constellation (“Merger Sub”), and the Company (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to the terms thereof;

          WHEREAS, Constellation has entered into a Support Agreement dated as of November 3, 2004 with, among others, Robert G. Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger (the “Mondavi Shareholders”) pursuant to which the Mondavi Shareholders have agreed to vote all of their shares of the Company’s common stock with respect to which they have the right to vote, in favor of the Merger Agreement and the Merger;

          WHEREAS, the board of directors of the Company has determined that the Merger and the Merger Agreement are just and reasonable to the Company’s shareholders, has declared advisable and has approved the Merger and approved and adopted the Merger Agreement and has resolved to recommend that the Company’s shareholders approve and adopt the Merger Agreement and approve the Merger;

          WHEREAS, the Shareholders and the Company believe that it is in each party’s interest to suspend the obligations of each party under the Voting Agreement during the pendency of the Merger;

          WHEREAS, pursuant to Section 6.06 of the Voting Agreement, the Company and the Shareholders may amend the Voting Agreement by mutual written consent of the Company (which consent shall have been approved by a majority of the then members of the special committee of the board of directors of the Company) and each of the Shareholders, and the Company and the Shareholders wish to so amend the Voting Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Amended Agreement, the Company and each of the Shareholders agree as follows:

          Section 1.01. The Voting Agreement is hereby amended, effective as of the date of this Amended Agreement, as follows:

          (a)      A new Section 6.10 shall be added to the Voting Agreement immediately following existing Section 6.09 thereof, and shall read in its entirety as follows:

          Section 6.10. Suspension of Effectiveness. Notwithstanding anything to the contrary contained in this Agreement:

          (a)      so long as the Agreement and Plan of Merger dated November 3, 2004, by and among Constellation Brands, Inc., a Delaware corporation (“Constellation”), RMC Acquisition Corp., a California corporation and a wholly owned subsidiary of Constellation (“Merger Sub”), and the Company, providing for, among other things, the merger (the “Constellation Merger”) of Merger Sub with and into the Company pursuant to the terms thereof (the “Constellation Merger Agreement”), has not been terminated, no party hereto shall have any obligation to any person or entity hereunder (it being understood and agreed, without limiting the foregoing, that the Company shall have no obligation (i) to seek approval of the Merger Agreement and the Merger at any meeting of RMC Shareholders while the Constellation Merger Agreement has not been terminated or (ii) to include a proposal with respect to the approval of the Merger Agreement and the Merger in any proxy statement relating to such a meeting during such time);

          (b)      in the event that the Constellation Merger is consummated, without any requirement of further action by any party, this Agreement shall concurrently be terminated and become null and void in all respects; and

          (c)      in the event that the Constellation Merger Agreement is terminated for any reason, the tolling of obligations pursuant to Section 6.10(a) hereof shall cease, and the obligations of the parties under this Agreement shall recommence, in each case concurrently with such termination or failure to continue.

          Section 1.02. Except as stated in Section 1.01, the Voting Agreement shall remain unchanged in all respects.

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          IN WITNESS WHEREOF, each of the undersigned has executed this Agreement, or caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

Robert G. Mondavi

R. Michael Mondavi

Timothy J. Mondavi

Marcia Mondavi Borger

THE ROBERT MONDAVI CORPORATION

By:

Name:

Title:

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